EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-22019 on Form N-1A of our report dated September 18, 2020, relating to the financial statements and financial highlights of Eaton Vance Hexavest Global Equity Fund and Eaton Vance Hexavest International Equity Fund (collectively the “Funds”), certain of the funds constituting Eaton Vance Growth Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended July 31, 2020, and to the references to us under the heading “Financial Highlights” in the Prospectus and “Other Service Providers” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 24, 2020